UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 30, 2010
(Date of earliest event reported)

Kayne Anderson Energy Development Company
(Exact name of registrant as specified in its charter)

Maryland	814-00725	20-4991752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
717 Texas Avenue - Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

(713) 493-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 30, 2010, Kayne Anderson Energy Development Company, a Maryland corporation (the "Company"), entered into an Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended Credit Agreement"), among the Company, the lenders party thereto, SunTrust Bank, as administrative agent for the lenders, Citibank, N.A. as syndication agent, and UBS Securities LLC as documentation agent..

Under the Amended Credit Agreement, the lenders have agreed to extend revolving credit to the Company in an amount up to $70,000,000, which includes a $5,000,000 swing line facility; however, the Company has the ability to increase the credit available under the Amended Credit Agreement to an amount not to exceed $150,000,000 by obtaining additional commitments from existing lenders or new lenders.

The Amended Credit Agreement has a three year term and bears interest at LIBOR plus 2%, provided that if the amount outstanding under the credit facility exceeds the borrowing base attributable to quoted securities (generally defined as equity investments in public master limited partnerships, investments in bank debt and high yield bonds which are traded), the interest rate would increase to LIBOR plus 3%. Proceeds from the credit facility were used to refinance existing borrowings and may be used to make portfolio investments and for working capital needs.

The obligations under the Amended Credit Agreement are secured by substantially all of the Company's assets, and will be guaranteed by the Company's future subsidiaries, other than special purpose subsidiaries. The Amended Credit Agreement contains affirmative and reporting covenants and certain financial ratio and restrictive covenants, including: (a) maintaining a ratio, on a consolidated basis, of total assets (other than deferred tax assets) less liabilities (other than indebtedness and deferred tax liabilities) to aggregate indebtedness of the Company and its subsidiaries, of not less than 2.50:1.0, (b) maintaining the value of the portion of the Company's portfolio that can be converted into cash within specified time periods and valuations at no less than 10% of the principal amount outstanding under the Amended Credit Agreement (less fully cash collateralized letters of credit) during any period when adjusted outstanding principal amounts exceed a specified threshold percentage of the Company's adjusted borrowing base, (c) maintaining a consolidated shareholders equity at each fiscal quarter end of not less than the greater of: 40% of the total assets of the Company and its subsidiaries, and $70,000,000 plus 25% of the net proceeds from any sales of equity securities by the Company and its subsidiaries subsequent to the closing of the Amended Credit Agreement, (d) limitations on additional indebtedness, (e) limitations on liens, (f) limitations on mergers and other fundamental changes, (g) limitations on dividends and other specified restricted payments, (h) limitations on disposition of assets, (i) limitations on transactions with affiliates, (j) limitations on agreements that prohibit liens on properties of the Company and its subsidiaries, (k) limitations on sale and leaseback transactions, (l) limitations on specified hedging transactions, (m) limitations on changes in accounting treatment and reporting practices, (n) limitations on specified amendments to the Company's investment management agreement during the continuance of a default, (o) limitations on the aggregate amount of unfunded commitments, and (p) limitations on establishing deposit, securities or similar accounts not subject to control agreements in favor of the lenders. The Amended Credit Agreement also contains customary representations and warranties and events of default.

At the closing of the Amended Credit Agreement, the Company had borrowings of $58,000,000 under the Senior Secured Revolving Credit Agreement dated June 4, 2007 (the “Original Credit Agreement”).  The Company used the proceeds from Amended Credit Agreement to repay borrowings under the Original Credit Agreement.  Subsequent to closing, the Company used cash on hand to repay $3,000,000 of borrowings outstanding, resulting in $55,000,000 in borrowings outstanding under the Amended Credit Agreement as of March 30, 2010.

From time to time, certain of the lenders and their affiliates may provide customary commercial, brokerage, financial and investment banking services to the Company.

A press release announcing the Amended Credit Agreement is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Kayne Anderson Energy Development Company dated March 30, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 6, 2010	KAYNE ANDERSON ENERGY
DEVELOPMENT COMPANY

		By:	/s/ David Shladovsky
David Shladovsky
Secretary and Chief Compliance Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Kayne Anderson Energy Development Company dated March 30, 2010